Exhibit (m)(A)

PACIFIC SELECT FUND

CLASS D DISTRIBUTION AND SERVICE PLAN

WHEREAS, Pacific Select Fund (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, shares of beneficial interest of the Trust are currently divided into series, certain of which are listed on Schedule A hereto (each a “Fund” and together, the “Funds”), which Schedule can be amended to add or remove a Fund from time to time;

WHEREAS, shares of beneficial interest of the Funds may from time to time issue one or more classes, which may be subject to different expenses, expense allocations, investment minimums and other conditions of eligibility as described in the Trust’s Multi-Class Plan, as amended from time to time;

WHEREAS, shares of beneficial interest of each Fund may be offered to life insurance company separate accounts for the purposes of serving as investment vehicles for variable life insurance policies and/or variable annuity contracts (“Variable Contracts”)

WHEREAS, the Trust employs Pacific Select Distributors, LLC (the “Distributor”) as distributor of the securities of which it is the issuer; and

WHEREAS, the Trust and the Distributor have entered into a distribution agreement pursuant to which the Trust has employed the Distributor in such capacity during the continuous offering of shares of the Trust; and

WHEREAS, the Trust’s Board of Trustees (the “Board of Trustees,” “Trustees” or “Board”), in considering whether the Trust should implement this Distribution and Service Plan, has evaluated such information as it deemed necessary to make an informed determination as to whether a written Distribution and Service Plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets attributable to the Trust for such purpose.

NOW, THEREFORE, the Trust hereby adopts this distribution and service plan (the “Plan”) on behalf of the Funds with respect to the Funds’ Class D shares, in accordance with Rule 12b-l under the Act, on the following terms and conditions:

Section 1. Each applicable Fund shall pay to the Distributor, as the distributor of the Class D shares of that Fund, a fee (the “Distribution Fee”) as compensation for services rendered and expenses borne by the Distributor in connection with the distribution of Class

D shares of the Trust and another fee (the “Servicing Fee”) as compensation in connection with personal services rendered or procured to or for shareholders of the Trust and/or maintenance of Class D shareholder accounts. The Distribution Fee shall be paid at the rate of 0.05% on an annualized basis of the average daily net assets of the Fund’s Class D shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause any limitation on such payments established by this Plan to be exceeded. The Servicing Fee shall be paid at the rate of 0.20% on an annualized basis of the average daily net assets of the Fund’s Class D shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause any limitation on such payments established by this Plan to be exceeded. The Distribution and Servicing Fees shall be calculated and accrued daily and paid weekly or at such intervals as the Trust’s board of trustees (the “Board of Trustees,” “Trustees” or “Board”) shall determine, subject to any applicable restriction imposed by rules of the Financial Industry Regulatory Authority, Inc. (“FINRA,” formerly named the National Association of Securities Dealers, Inc., or “NASD”).

Section 2. The Distribution Fee shall be paid for the Distributor’s services as distributor of the shares of the Funds in connection with any activities or expenses primarily intended to result in the sale of the Class D shares of the Funds, including, but not limited to, payment of compensation to, including incentive compensation, and expenses of, securities dealers (which may include the Distributor itself) and other financial institutions and organizations (collectively, the “Service Organizations”) to obtain various distribution related and/or administrative services for the Funds. These services may include, among other things: (i) processing new shareholder account applications; (ii) serving as a source of information to customers in providing information and answering questions concerning the Funds and their transactions with the Funds; (iii) engaging in advertising, the preparation and distribution of sales literature and other promotional activities on behalf of the Funds; (iv) making payments to employees or agents of the Service Organizations who engage in or support distribution of the Trust’s shares; (v) implementing and operating the Plan; and (vi) such other similar services that the Trust’s Board determines to be reasonably conducted to result in the sale of the Trust shares. In addition, this Plan hereby authorizes payment by the Fund of the cost of printing and distributing Fund prospectuses and statements of additional information to prospective Class D investors. Distribution expenses also include an allocation of overhead of the Distributor and accruals for interest on the amount of distribution expenses that exceed distribution fees and contingent deferred sales charges received by the Distributor. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred.

Section 3. The Servicing Fee may be used by the Distributor to provide or procure service activities related to Variable Contract owners of the participating insurers who have indirect interests in the Trust, for services related to the Trust and its Funds (together “Service Activities”). Service Activities mean activities in connection with the provision of continuing services to Variable Contract owner accounts (“Variable Accounts”). Such Service Activities include, but are not limited to: (i) providing electronic, telephonic, and technological servicing support in connection with existing investments in the Trust, including support relating to dollar cost averaging, asset allocation, portfolio rebalancing, and pre-authorized purchase and redemption orders and enhancing processing, technology, providing support for accepting or executing transfer instructions and electronic capability regarding the same insofar as it effects the Trust and its Funds; (ii) answering Contract Owner questions regarding the Trust, its Funds, the managers of the Funds and/or other service providers; (iii) researching and providing historical Variable Account activity related to the Trust for Variable Accounts requesting it; (iv) responding to inquiries regarding the Trust prospectuses, including the Statement of Additional Information, and supplements thereto, reports, notices, proxies and proxy statements and other information regarding the Trust; (v) payment of compensation to broker/dealers, including the Distributor itself, and other financial institutions and organizations which assist in providing any of the above services; (vi) overhead and other expenses of the Distributor related to Service Activities, including but not limited to, telephone and other communications expenses, including broker/dealer communication expenses, and website maintenance expenses; and (vii) provision of other services deemed appropriate by the Distributor.

Service Activities exclude: (i) services paid for by the Trust (such as forwarding Trust-related communications, and related printing and mailing); (ii) transfer agent services (including providing daily Trust share activity reports to the Trust’s custodian and portfolio accounting agent; recording and processing daily Trust share activities i e , purchases, redemptions, and transfers, and preparing for payments upon redemption and for disbursements; daily reconciling between the participating insurers and the Trust’s accounting agent of shares outstanding; and processing dividend payments and capital gain distributions; and processing of wire transactions related to transfer agency services); and (iii) activities primarily intended to result in the sale of shares of the Trust.

If FINRA adopts a definition of “service fees” for purposes of FINRA Conduct Rule 2830 that conflicts with the definition of Service Activities hereunder, or if the FINRA adopts a related definition intended to define the same concept, the definition of Service Activities in this section shall be automatically amended, without further action of the Board of Trustees, to conform to such FINRA definition.

Section 4. This Plan shall not take effect with respect to a Fund until it has been approved, together with related agreements, by the Trust’s Board of Trustees, and those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Rule 12b-1 Trustees”), cast in person at a meeting (or meetings) called, at least in part, for the purpose of voting on this Plan and such related agreements. As additional Funds of the Trust are established, this Plan shall not take effect with respect to such Funds until the Plan, together with any related agreements, has been approved by votes of a majority of both (i) the Trust’s Board of Trustees and (ii) the Rule 12b-1 Trustees cast in person at a meeting called, at least in part, for the purpose of voting on such approval.

Section 5. After approval as set forth in Section 4, and any other approvals required pursuant to the Act and Rule 12b-l thereunder, this Plan shall take effect at the time specified by the Trust’s Board of Trustees, or, if no such time is specified by the

Trustees, at the time that all approvals necessary have been obtained. The Plan shall continue in full force and effect as to the Class D shares of the Funds for so long as such continuance is specifically approved at least annually.

Section 6. The Distributor shall provide to the Trustees of the Trust a written report of the amounts so expended and the purposes for which such expenditures were made at such frequency as may be required under Rule l 2b- l under the Act.

Section 7. This Plan may be terminated as to the Trust or a Fund at any time, without payment of any penalty, by vote of the Trustees of the Trust, by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding Class D shares of the Trust or the relevant Fund(s), on not more than 60 days’ written notice to any other party to the Plan.

Section 8. All agreements with any person relating to implementation of this Plan with respect to any Fund shall be in writing, and any agreement related to this Plan with respect to any Fund shall provide: (i) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding Class D shares of such Fund, on not more than 60 days’ written notice to any other party to the agreement; and (ii) that such agreement shall terminate automatically in the event of its “assignment” (as defined in the Act).

Section 9. This Plan may not be amended in any material respect unless such amendment is approved by a majority of both the Trust’s Board of Trustees and the Rule 12b-1 Trustees cast in person at a meeting called, at least in part, for the purpose of voting on such approval. In addition, this Plan may not be amended to increase materially the amount spent for distribution unless such amendment is approved by (i) a vote of a majority of the outstanding Class D shares of the affected Fund(s), and (ii) a majority of both the Trust’s Board of Trustees and the Rule 12b-1 Trustees cast in person at a meeting called, at least in part, for the purpose of voting on such approval.

Section 10. While this Plan is in effect, the selection and nomination of Trustees who are not “interested persons” (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

Section 11. The Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of termination of the Plan or related agreements, the first two years in an easily accessible place; and shall preserve all reports made pursuant to Section 6 hereof for a period of not less than six years, the first two years in an easily accessible place.

Section 12. The provisions of this Plan are severable as to each Fund, and any action to be taken with respect to this Plan shall be taken separately for each Fund affected by the matter.

Section 13. This Plan has been adopted pursuant to Rule 12b-l under the Act and is designed to comply with all applicable requirements imposed under such Rule. All Distribution Fees and, to the extent that any or all of the Servicing Fees may be deemed to have financed any activity which is primarily intended to result in the sale of the Trust’s shares (within the meaning of Rule 12b-l), those Servicing Fees shall be deemed to have been paid under this Plan and pursuant to clause (b) of such Rule.

Effective: April 29, 2016

SCHEDULE A

to the Pacific Select Fund Class D Distribution and Service Plan

(Between Pacific Select Fund and Pacific Select Distributors, LLC)

Funds – Class D Shares Only

Asset Allocation Funds:

PSF DFA Balanced Allocation Portfolio

Effective: April 29, 2016

Agreed to and Accepted by:

PACIFIC SELECT FUND

BY:	/s/ Howard T. Hirakawa	BY:	/s/ Laurene E. Mac Elwee
Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee
Title:	Senior Vice President	Title:	VP & Assistant Secretary

PACIFIC SELECT DISTRIBUTORS, LLC

BY:	/s/ Gregory L. Keeling	BY:	/s/ Jane M. Guon
Name:	Gregory L. Keeling	Name:	Jane M. Guon
Title:	VP & Chief Financial Officer	Title:	Secretary

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